PROSPECTUS SUPPLEMENT NO. 2                FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated July 24, 1998)               Registration No. 333-59309





                               MOTHERS WORK, INC.

                         26,784 Shares of Common Stock,
                            $.01 par value per share

                         -------------------------------


     This document supplements the Prospectus dated July 24, 1998 relating to the resale by Selling Stockholders of a total of 26,784 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock") of Mothers Work, Inc. (the "Company"). The shares were initially acquired by the Selling Stockholders in a private placement as part of the consideration for their consent, as holders of the Company's 12 5/8% Senior Notes due 2005 (the "Notes"), to an amendment of the indenture relating to the Notes. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. The Common Stock is traded on Nasdaq under the symbol "MWRK." On November 19, 1998, the closing sales price of the Common Stock, as reported by Nasdaq, was $11.00 per share.

                         -------------------------------


     See "Risk Factors" beginning on page 4 of the accompanying Prospectus for a description of certain factors that should be considered by prospective investors.

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    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                 SECURITIES COMMISSION PASSED UPON THE ACCURACY
                       OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         -------------------------------



          The date of this Prospectus Supplement is November 20, 1998.

                              SELLING STOCKHOLDERS

     The following table supplements the information set forth in the Prospectus (and each Prospectus Supplement thereto) and sets forth certain information concerning the name of the Selling Stockholder referenced below and certain information regarding the beneficial ownership of the Company's Common Stock by such Selling Stockholder as of October 15, 1998, and as adjusted to reflect the sale of the shares offered by this Prospectus:



                                                                                                 Beneficial Ownership
                                                Number of Shares                                   After Offering (2)
                                                  Beneficially                                 -------------------------
                                                  Owned Prior To        Number of              Number of     Percentage
Name (1)                                             Offering         Shares Offered            Shares        of Class
----                                            -----------------     --------------           ---------     -----------
Atlantic Global Funding CBO, Limited (3)             1,456                1,456                    0              --

-------------

1 The Selling Stockholder referenced herein has not held any position or office with, been employed by or otherwise has had a material relationship with, the Company or any of its affiliates during the three years prior to the date hereof.

2    Assumes the sale of all of the shares offered hereby.

3 Shares indicated as owned by such entity have been pledged to Chase Bank of Texas National Association (the "Trustee"), as Trustee of Atlantic Global Funding CBO, Limited, for the benefit and security of the Noteholders of Atlantic Global Funding CBO, Limited and its Co-Issuer, Atlantic Global Funding CBO, Corp. Upon sale of the shares and receipt of the sale proceeds, the Trustee will release the security interest. The beneficial owner's mailing address is: c/o Westbroke Limited, Hamilton House, 12 Par-la-Ville Rd., P.O. Box HM-1022, Hamilton, HMDX, Bermuda.


     The Shares were originally acquired by the Selling Stockholder in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act as part of the consideration for its consent, as a holder of the Notes, to an amendment of indebtedness covenants in the indenture relating to the Notes. The Shares have been registered pursuant to the Registration Rights Agreement dated as of June 9, 1998, by and between the Company and the Selling Stockholder (the "Registration Rights Agreement") which provides that the Company file a registration statement with regard to the Shares within 30 days of the expiration of the consent solicitation period relating to the Notes and keep a registration statement effective until the earlier of (i) the sale of all of the Shares in accordance with such registration statement or (ii) such time as the Shares are saleable by the holders thereof pursuant to Rule 144 under the Securities Act.

     The Prospectus will be further supplemented to set forth the name and number of shares beneficially owned by the Selling Stockholders other than those referenced above (the "Other Selling Stockholders") that intend to sell their Shares and the number of Shares to be offered. The Prospectus Supplement will also disclose whether any of such Other Selling Stockholders selling in connection with such Prospectus Supplement has held any position or office with, been employed by or otherwise has had a material relationship with, the Company or any of its affiliates during the three years prior to the date of the Prospectus Supplement.



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